Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 19, 2025, relating to the financial statements of Oyster Enterprises II Acquisition Corp. as of December 31, 2024 and for the period from October 9, 2024 (inception) through December 31, 2024, appearing in the Registration Statement on Form S-1, File No. 333-286984.

/s/ WithumSmith+Brown, PC

New York, New York

May 21, 2025